Free Writing Prospectus

Dated July 18, 2023

Filed Pursuant to Rule 433(d)

Registration No. 333-260819

Registration No. 333-260819-07

***PRICING DETAILS*** $1.5bln CarMax Auto Owner Trust 2023-3 (CARMX 2023-3)

Joint Bookrunners : J.P. Morgan (struc), Mizuho, SMBC, Wells Fargo

Co-Managers : Scotiabank, TD Securities, Truist Securities

D&I Co-Managers : AmeriVet, Cabrera Capital Markets

CL	AMT($MM)	WAL	S&P/F	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX
A-1	305.000	0.30	A-1+/F1+	1-8	03/24	07/24	I-Curve	+21	5.631	5.631	100.00000
A-2a	350.900	1.20	AAA/AAA	8-23	06/25	11/26	I-Curve	+60	5.792	5.72	99.99642
A-2b*	170.000	1.20	AAA/AAA	8-23	06/25	11/26	SOFR30A	+60			100.00000
A-3	458.400	2.62	AAA/AAA	23-42	01/27	05/28	I-Curve	+85	5.339	5.28	99.99885
A-4	93.890	3.70	AAA/AAA	42-47	06/27	02/29	I-Curve	+110	5.319	5.26	99.99687
B	39.590	3.89	AA/AA	47-47	06/27	02/29	I-Curve	+135	5.536	5.47	99.98902
C	45.680	3.89	A/A	47-47	06/27	02/29	I-Curve	+150	5.686	5.61	99.96614
D	36.540	3.89	BBB/BBB	47-47	06/27	12/30	I-Curve	+235	6.536	6.44	99.97037

*	Class A-2b benchmark is SOFR 30A

Expected Settle : 07/26/23	Registration : SEC Registered

First Pay Date : 08/15/23	ERISA Eligible : Yes

Expected Ratings : S&P, Fitch	Px Speed : 1.30% ABS to 10% Clean Up Call

Ticker : CARMX 2023-3	Min Denoms : $5k x $1k

Bill & Deliver : J.P. Morgan

Expected Pricing : PRICED	Available Information:

CUSIPs : A-1 14319BAA0	* Prelim Prospectus : Attached

A-2a 14319BAB8	* Ratings FWP : Attached

A-2b 14319BAH5	* DealRoadshow.com : CARMX233

A-3 14319BAC6	* IntexNet/CDI : Separate Message

A-4 14319BAD4

B 14319BAE2

C 14319BAF9

D 14319BAG7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.